Exhibit 99.1

Contact:	Roy I. Lamoreaux Director, Investor Relations 713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
PAA Natural Gas Storage Completes Southern Pines Acquisition
     (Houston — February 9, 2011) PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced that it has completed the previously announced acquisition of SG Resources Mississippi, LLC, which owns the Southern Pines Energy Center natural gas storage facility. The purchase price, which is subject to post-closing adjustments, was approximately $750 million.
     Funding was provided pursuant to previously disclosed equity and debt arrangements. Approximately $600 million of equity financing was provided by the sale in a private placement of 17.4 million PNG common units to third-party purchasers and 10.2 million PNG common units to Plains All American Pipeline, L.P. (NYSE: PAA) as well as PAA’s proportionate general partner contribution. The debt financing consisted of PNG selling a three-year, $200 million note to PAA at an interest rate of 5.25% per annum. Pending investment in expansion activities at Southern Pines, excess proceeds will be used to reduce PNG’s existing indebtedness. Giving effect to these transactions, PAA holds an aggregate 64% equity ownership in PNG, including 100% of PNG’s general partner and its incentive distribution rights.
     PNG is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P (NYSE: PAA). The Partnership is headquartered in Houston, TX.
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